UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2026

INOGEN, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36309	33-0989359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Cummings Center Suite 2800
Beverly, Massachusetts		01915
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (805) 562-0500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	INGN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

On November 2, 2026, Inogen, Inc. (“Inogen” or the “Company”) completed the previously announced sale of the United States oxygen rental business (the “Rental Business”) to Rotech Healthcare Inc. (“Rotech”), pursuant to the terms of the Asset Purchase Agreement, dated as of September 29, 2026 (the “Asset Purchase Agreement”). The assets transferred in the transaction consisted of specified on-rent and on-hand inventory and related patient records. The aggregate purchase price is estimated at up to approximately $24.8 million based on the inventory and patient records to be transferred and is subject to post-closing reconciliation, and payable in six installments.

The foregoing description of the Asset Purchase Agreement and the sale of the Rental Business does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Asset Purchase Agreement, a copy of which was filed as Exhibit 2.1 to the Quarterly Report on Form 10-Q filed by Inogen on November 5, 2026, and is incorporated herein by reference.

Item 2.02. Results of Operations and Financial Condition.

On November 5, 2026, the Company issued a press release reporting its financial results for the third quarter ended September 30, 2026, which also included an update regarding the completion of the Company’s previously announced sale of its U.S. rental business (the “Press Release”). A copy of the press release is furnished herewith as Exhibit 99.2 to this Current Report on Form 8-K.

The information set forth under this Item 2.02, including Exhibit 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO Transition

On October 30, 2026, the Board of Directors (“Board”) of the Company appointed Andrew (“Andy”) P. Reding, the Company's current Chief Operating Officer, to serve as President and Chief Executive Officer (“CEO”) of the Company, effective October 30, 2026 (the "effective date"). In addition, on October 30, 2026, the Board, upon recommendation of the Nominating and Governance Committee of the Board, appointed Mr. Reding to serve as a Class III director of the Company, effective October 30, 2026, with a term expiring at the annual meeting of stockholders to be held in 2029. Mr. Reding succeeds Kevin R.M. Smith in the positions of President and CEO. Mr. Smith’s role as an officer and employee of the Company ended effective October 30, 2026.

In connection with his appointment as President and CEO, Mr. Reding will no longer serve as Chief Operating Officer, and the responsibilities of that role will be assumed by Mr. Reding as President and CEO. The Company does not intend to appoint a successor Chief Operating Officer at this time.

Mr. Reding, 56, has served as the Chief Operating Officer since July 2026. Previously, he served as Chief Commercial Officer of Viant Medical from September 2020 to March 2026 where he led the commercial function and teams supporting complex medical device design and manufacturing programs. Prior to joining Viant Medical, Mr. Reding served as Vice President and General Manager at Hillrom Respiratory Health from 2015 to 2020. Prior to that, he held a variety of senior leadership roles at Trumpf Medical Systems, which was acquired by Hillrom. Mr. Reding received a masters degree in business and administration from the University of South Carolina and a bachelor’s degree in business administration and English from Marquette University.

On November 5, 2026, the Company issued a press release regarding the foregoing CEO transition. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Andy Reding Compensation Arrangements

Also on the effective date, the Board, upon the recommendation of the Compensation Committee of the Board, approved, and the Company entered into, an amendment to the employment and severance agreement with Mr. Reding (the “amended employment agreement”), which amends the existing agreement effective July 6, 2026 (the “existing employment agreement”). Mr. Reding’s employment will continue to be at will and may be terminated at any time by the Company or by Mr. Reding. Pursuant to the amended employment agreement, Mr. Reding will receive an annual base salary of $700,000 and a target annual performance bonus opportunity of 100% of his annual base salary (the “target bonus”), prorated for 2026. Mr. Reding will also receive a one-time cash bonus of $300,000, less applicable withholdings, payable on the first regularly scheduled payroll date after the effective date (the "CEO Bonus"). If, on or prior to the second anniversary of the Effective Date, Mr. Reding’s employment is terminated by the Company for cause or Mr. Reding resigns without good reason (in each case as defined in the amended employment agreement), Mr. Reding must repay a pro rata portion of the CEO Bonus within 30 days after his termination date.

The amended employment agreement also provides for equity awards of restricted stock units covering an aggregate of 337,500 shares of the Company’s common stock, comprised of (i) 168,750 time-based restricted stock units (“RSUs”) and (ii) 168,750 performance-based restricted stock units (“PSUs”) which, subject to the approval of the Compensation Committee and subject to Mr. Reding’s continued service through the grant date, will be granted in 2027, at the time the Company makes its annual equity grants to its senior executives under the Company’s normal compensation process.

The RSUs and PSUs will be subject to the terms and conditions of the Company’s Amended and Restated 2023 Equity Incentive Plan and applicable award agreements, and the vesting schedule and the performance goals, performance period, and other terms of the RSUs and PSUs will be those determined by the Compensation Committee.

Mr. Reding’s employment agreement also provides that if, outside of the period beginning on the date 3 months before, and ending on the date 12 months following, a change of control (as defined in the amended employment agreement) (such period, the “change of control period”), his employment with the Company is terminated by the Company without cause (excluding by reason of death or disability) or he resigns for good reason, he will be eligible to receive the following severance benefits:

•
continued payment of his base salary for a period of 24 months following his termination date; and
•
for up to 24 months, he and his eligible dependents will only be required to pay the portion of the costs of medical benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) as he was required to pay as of the date of his termination, or he will receive taxable monthly payments for the equivalent period in the event the Company determines that the COBRA subsidy could violate applicable law.

The amended employment agreement further provides that if, during the change of control period, Mr. Reding’s employment with the Company is terminated by the Company without cause (excluding by reason of death or disability) or he resigns for good reason, he will be eligible to receive the same severance benefits described above, plus a lump sum payment equal to 100% of his target bonus in effect on the date of his termination.

Mr. Reding’s receipt of the severance benefits described above is conditioned on his timely signing and not revoking a release of claims, resigning all directorships, committee memberships or any other positions he holds with the Company, and continuing to comply with certain covenants in the amended employment agreement and in his at-will employment, confidential information, invention assignment, and arbitration agreement with the Company.

If any of the payments provided for under the amended employment agreement or otherwise payable to Mr. Reding would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the related excise tax under Section 4999 of the Internal Revenue Code, then he will be entitled to receive either full payment of benefits or such lesser amount that would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him.

Mr. Reding will receive no additional compensation for his service on the Board.

Except as expressly set forth therein, the amended employment agreement does not modify any other term of the existing employment agreement.

The summary of Mr. Reding’s amendment to the employment and severance agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment to the employment and severance agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.

In addition, Inogen has entered into its standard form of indemnification agreement with Mr. Reding. The form indemnification agreement was filed with the Securities and Exchange Commission on November 27, 2013 as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 and is incorporated herein by reference. Mr. Reding has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed. There is no arrangement or understanding between Mr. Reding or any other person pursuant to which Mr. Reding was selected as an officer or director. There are no family relationships between Mr. Reding and any of the Company’s directors or executive officers.

Kevin R.M. Smith Separation

In connection with the separation of Mr. Smith’s employment with the Company, the Company expects to enter into a separation agreement with Mr. Smith. The material terms of any such separation agreement entered into between the Company and Mr. Smith will be disclosed in an applicable subsequent filing with the Securities and Exchange Commission.

Item 7.01. Regulation FD Disclosure.

The Press Release referenced in Item 2.02 above also includes information regarding the completion of the Company’s previously announced sale of its U.S. rental business. The information contained in the Press Release relating to the sale is incorporated herein by reference.

Item 8.01. Other Events.

The Board has determined to submit proposals to the Company’s stockholders at the Company’s 2027 Annual Meeting of Stockholders (the “2027 Annual Meeting”) to (a) amend the Company’s Thirteenth Amended and Restated Certificate of Incorporation (the “Charter”) to declassify the Board and provide for the annual election of all directors, and (b) amend the Charter and the Company’s Amended and Restated Bylaws to eliminate the supermajority voting requirements contained in those documents. At the Company’s 2026 Annual Meeting of Stockholders on June 5, 2026, a proposal to amend the Charter to declassify the Board received the affirmative vote of more than 99% of the votes cast for or against the proposal but did not receive the affirmative vote of 66 2/3% of the outstanding voting securities required for approval under the Charter. Additional information about the proposals will be included in the Company’s definitive proxy statement for the 2027 Annual Meeting.

On November 5, 2026, the Board approved a cost reduction program designed to align the Company's cost structure and organizational resources with its go-forward operations following the divestiture of its U.S. rental business. The program is expected to include initiatives intended to reduce operating costs, prioritize investments and improve organizational efficiency. The Company expects the program to be substantially completed by the end of 2027.

The Company expects the program to generate approximately $20 million of annualized cost savings, with approximately half of the savings to be realized in the fourth quarter of 2026 and the remainder throughout 2027.

The Company is currently evaluating the charges expected to be incurred in connection with the program, including employee severance and other termination-related costs, facility-related costs and other costs associated with implementing the program. As of the date of this Current Report on Form 8-K, the Company is unable in good faith to estimate the amount or range of the charges, or the amount or range of future cash expenditures, expected to be incurred in connection with the program.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The exhibits listed below are furnished or filed, as applicable, with this Current Report on Form 8-K:

Exhibit	Description
10.1	Amendment to Employment and Severance Agreement by and between the Company and Andy Reding, effective October 30, 2026
99.1	Press Release dated November 5, 2026.
99.2	Press Release dated November 5, 2026.
104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INOGEN, INC.

Date:	November 5, 2026	By:	/s/ Jason Richardson
Jason Richardson Executive Vice President Chief Financial Officer Treasurer (Principal Accounting and Financial Officer)